UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 17, 2011

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2011, PTC’s Board of Directors elected Renato Zambonini as a Class I Director to serve until the 2012 Annual Meeting of Stockholders.

Mr. Zambonini, age 64, was Chairman of the Board of Cognos Incorporated, a developer of business intelligence software, from 2004 until 2008, and a director from 1994 until 2008.  Mr. Zambonini was Chief Executive Officer of Cognos from 1995 to 2004, President from 1993 to 2002, and Senior Vice President, Research and Development from 1990 to 1993. Prior to joining Cognos, Mr. Zambonini served as Vice President, Research and Development of Cullinet Software, Inc.

It has not yet been determined whether Mr. Zambonini will be appointed to any committees of the Board.

Mr. Zambonini was granted 12,908 shares of restricted stock as a new director retention grant, which shares will vest in two substantially equal installments on each of the first and second anniversaries of the grant date, provided he remains a director of PTC on the relevant vest dates.  In addition, Mr. Zambonini will receive an annual cash retainer and annual equity retainer in the same amounts as our non-employee directors (other than our Lead Independent Director).  For his current term, those amounts were pro-rated for the remaining portion of the current year he will serve.  Accordingly, the annual cash retainer was pro-rated to $27,750 and the annual equity retainer was pro-rated to 6,818 shares of restricted stock, which shares will vest on the earlier of the date of 2012 Annual Meeting of Stockholders and March 15, 2012 if he remains a director of PTC on that date.  Mr. Zambonini will also earn $2,000 for each meeting of the Board of Directors and of any committee on which he serves that he attends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: May 18, 2011	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
General Counsel & Secretary